EXHIBIT 10.33



                                  CONFIDENTIAL


November 30, 1999

To:        Tom Helms

From:      David Brunson

Re:        Divestiture of National Tobacco Company

As we have discussed, if we were to proceed with a divestiture of National Tobacco Company ("NTC"), either in whole or a significant portion of its assets (e.g., brands, inventory, etc.), and in recognition of my roles in the strategic and tactical aspects of a prospective successful endeavor, it is agreed that upon the closure of the divestiture that I would be paid a cash bonus equal to one percent (1%) of the total transaction value. Total transaction value is defined as the aggregate of i) cash paid for NTC, ii) debt and/or other liabilities assumed by the prospective purchaser and iii) securities offered in lieu of cash.


Agreed as of this 6th day of December, 1999.


/s/ Thomas F. Helms, Jr.
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Thomas F. Helms, Jr.






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